Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Viper Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.000001	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A		N/A	N/A	N/A
	Total Fees Previously Paid					N/A		N/A
	Total Fee Offsets					N/A		N/A
	Net Fee Due					N/A		N/A

(1)
An indeterminate amount of shares of the Registrant’s Class A Common Stock, par value $0.000001 per share, is being registered as may from time to time be offered hereunder at indeterminate prices. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of the Class A Common Stock.

(2)	In accordance with Rule 456(b) and Rule 457(r), the Registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.